Exhibit 99.1

Air Lease Corporation Announces the Election of a New Independent Director

LOS ANGELES, California, November 20, 2019 — Today Air Lease Corporation (NYSE: AL) announced the election of a new independent director to its Board of Directors (the “ALC Board”). Susan McCaw was elected to the ALC Board effective November 19, 2019, and will join the eight currently serving members. Ms. McCaw also will serve on the ALC Board’s compensation committee.

“I would like to warmly welcome Susan McCaw to our Board of Directors. Susan is a talented leader who brings significant business and international experience to the ALC Board. Her expertise will benefit our company and its shareholders greatly,” said Steven F. Udvar-Házy, Executive Chairman of the Board of ALC.

Ms. McCaw is a businesswoman, former diplomat, and philanthropist. She served as the U.S. Ambassador to the Republic of Austria and is currently President of SRM Capital Investments, a private investment firm. Previously, Ms. McCaw was President of COM Investments and a Principal at Robertson Stephens & Company.

Ms. McCaw serves on the board of Lionsgate Entertainment Corp and the boards of several nonprofits including Teach For America, the Ronald Reagan Presidential Foundation and the Stanford Institute for Economic Policy Research. She is also an Overseer at the Hoover Institution where she is vice chair of the Executive Committee. In addition, Ms. McCaw is a founding board member and board chair of the Malala Fund for Girls’ Education. Ms. McCaw also serves on the Khan Academy Global Advisory Board, the Knight-Hennessy Scholars Global Advisory Board and Harvard Business School’s Board of Dean’s Advisors. She is Trustee Emerita of Stanford University where she chaired the Development and Globalization committees.

Ms. McCaw earned a BA in Economics from Stanford University and an MBA from Harvard Business School.

About Air Lease Corporation

ALC is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. For more information, visit ALC’s website at www.airleasecorp.com.

Investors:	Media:

Mary Liz DePalma	Laura Woeste
Assistant Vice President, Investor Relations	Manager, Media and Investor Relations
Email: investors@airleasecorp.com	Email: press@airleasecorp.com

Jason Arnold

Assistant Vice President, Finance

Email: investors@airleasecorp.com